TRIMBLE NAVIGATION LIMITED
                                  EXHIBIT 11.1

                 Computation of Earnings (Loss) Per Common Share

                                                          Three Months Ended           Nine Months Ended
                                                             September 30,               September 30,
                                                         1996           1995          1996          1995
-------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)

PRIMARY EARNINGS (LOSS) PER COMMON SHARE
 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                              22,029         20,338        21,833        19,425
    Common stock options                                       -          1,382             -         1,236
    Common stock warrants                                      -            255             -           202
                                                       ---------     ----------    ----------   -----------
 Total weighted average common
    and dilutive common equivalent shares outstanding     22,029         21,975        21,833        20,863
                                                       =========     ==========    ==========   ===========


 Net income (loss)                                     $  (8,834)    $    4,340     $  (12,565) $    10,554
                                                       ==========    ==========     ==========  ===========


 Primary earnings (loss) per share                     $    (0.40)    $    0.20     $   (0.58)  $      0.51
                                                       ==========    ==========     =========   ===========


FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE

 Computation of common and common
   equivalent shares outstanding:
    Common stock outstanding                              22,029         20,338       21,833         19,425
    Common stock options                                       -          1,428            -          1,278
    Common stock warrants                                      -            264            -            211
                                                      ----------     ----------   ----------    -----------
 Total weighted average common
    and dilutive common equivalent shares outstanding     22,029         22,030       21,833         20,914
                                                      ==========     ==========   ==========    ===========


 Net income (loss)                                    $   (8,834)    $    4,430   $  (12,565)    $    10,554
                                                      ==========     ==========   ==========     ===========


 Fully diluted earnings (loss) per share              $    (0.40)    $     0.20   $    (0.58)    $      0.50
                                                      ==========     ==========   ==========     ===========



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